UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 5)*

                             Kerr-McGee Corporation
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    492386107
                                 (CUSIP Number)

                               Marc Weitzen, Esq.
                                 General Counsel
                  Icahn Associates Corp. & affiliated companies
                          767 Fifth Avenue, 47th Floor
                            New York, New York 10153
                                 (212) 702-4388

           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                 April 14, 2005
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of " 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box / /.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

CUSIP No.  492386107

1        NAME OF REPORTING PERSON
                  High River Limited Partnership

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                         (a)//
                                                                         (b)/X/

3        SEC USE ONLY

4        SOURCE OF FUNDS*
                  OO

5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                /X/

6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7        SOLE VOTING POWER
                  2,062,820

8        SHARED VOTING POWER
                  0

9        SOLE DISPOSITIVE POWER
                  2,062,820

10       SHARED DISPOSITIVE POWER
                  0

11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  2,062,820

12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                  /X/
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  1.26%

14       TYPE OF REPORTING PERSON*
                  PN

                                  SCHEDULE 13D

CUSIP No.  492386107

1        NAME OF REPORTING PERSON
                  Hopper Investments LLC

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                         (a)//
                                                                         (b)/X/

3        SEC USE ONLY

4        SOURCE OF FUNDS*
                  OO

5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                /X/

6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7        SOLE VOTING POWER
                  0

8        SHARED VOTING POWER
                  2,062,820

9        SOLE DISPOSITIVE POWER
                  0

10       SHARED DISPOSITIVE POWER
                  2,062,820

11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  2,062,820

12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                  /X/
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  1.26%

14       TYPE OF REPORTING PERSON*
                  OO

                                  SCHEDULE 13D

CUSIP No.  492386107

1        NAME OF REPORTING PERSON
                  Barberry Corp.

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                         (a)//
                                                                         (b)/X/

3        SEC USE ONLY

4        SOURCE OF FUNDS*
                  OO

5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                /X/

6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7        SOLE VOTING POWER
                  0

8        SHARED VOTING POWER
                  2,062,820

9        SOLE DISPOSITIVE POWER
                   0

10       SHARED DISPOSITIVE POWER
                   2,062,820

11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   2,062,820

12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                  /X/
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                   1.26%

14       TYPE OF REPORTING PERSON*
                  CO

                                  SCHEDULE 13D

CUSIP No.  492386107

1        NAME OF REPORTING PERSON
                  Icahn Partners Master Fund L.P.

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                         (a)//
                                                                         (b)/X/

3        SEC USE ONLY

4        SOURCE OF FUNDS*
                  OO

5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                /X/

6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7        SOLE VOTING POWER
                  4,193,557

8        SHARED VOTING POWER
                   0

9        SOLE DISPOSITIVE POWER
                   4,193,557

10       SHARED DISPOSITIVE POWER
                   0

11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   4,193,557

12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                  /X/
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                    2.57%

14       TYPE OF REPORTING PERSON*
                  PN

                                  SCHEDULE 13D

CUSIP No.  492386107

1        NAME OF REPORTING PERSON
                  Icahn Offshore L.P.

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                         (a)//
                                                                         (b)/X/

3        SEC USE ONLY

4        SOURCE OF FUNDS*
                  OO

5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                /X/

6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7        SOLE VOTING POWER
                  0

8        SHARED VOTING POWER
                  4,193,557

9        SOLE DISPOSITIVE POWER
                  0

10       SHARED DISPOSITIVE POWER
                  4,193,557

11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  4,193,557

12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                  /X/
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  2.57%

14       TYPE OF REPORTING PERSON*
                  PN

                                  SCHEDULE 13D

CUSIP No.  492386107

1        NAME OF REPORTING PERSON
                  CCI Offshore LLC

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                         (a)//
                                                                         (b)/X/

3        SEC USE ONLY

4        SOURCE OF FUNDS*
                  OO

5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                /X/

6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7        SOLE VOTING POWER
                  0

8        SHARED VOTING POWER
                  4,193,557

9        SOLE DISPOSITIVE POWER
                  0

10       SHARED DISPOSITIVE POWER
                  4,193,557

11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  4,193,557

12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                  /X/
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  2.57%

14       TYPE OF REPORTING PERSON*
                  OO

                                  SCHEDULE 13D

CUSIP No.  492386107

1        NAME OF REPORTING PERSON
                  Icahn Partners L.P.

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                         (a)//
                                                                         (b)/X/

3        SEC USE ONLY

4        SOURCE OF FUNDS*
                  OO

5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                /X/

6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7        SOLE VOTING POWER
                  4,057,723

8        SHARED VOTING POWER
                 0

9        SOLE DISPOSITIVE POWER
                 4,057,723

10       SHARED DISPOSITIVE POWER
                 0

11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                 4,057,723

12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                  /X/
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  2.48%

14       TYPE OF REPORTING PERSON*
                  PN

                                  SCHEDULE 13D

CUSIP No.  492386107

1        NAME OF REPORTING PERSON
                  Icahn Onshore L.P.

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                         (a)//
                                                                         (b)/X/

3        SEC USE ONLY

4        SOURCE OF FUNDS*
                  OO

5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                /X/

6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7        SOLE VOTING POWER
                  0

8        SHARED VOTING POWER
                  4,057,723

9        SOLE DISPOSITIVE POWER
                  0

10       SHARED DISPOSITIVE POWER
                  4,057,723

11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  4,057,723

12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                  /X/
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  2.48%

14       TYPE OF REPORTING PERSON*
                  PN

                                  SCHEDULE 13D

CUSIP No.  492386107

1        NAME OF REPORTING PERSON
                  CCI Onshore LLC

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                         (a)//
                                                                         (b)/X/

3        SEC USE ONLY

4        SOURCE OF FUNDS*
                  OO

5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                /X/

6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7        SOLE VOTING POWER
                 0

8        SHARED VOTING POWER
                 4,057,723

9        SOLE DISPOSITIVE POWER
                  0

10       SHARED DISPOSITIVE POWER
                  4,057,723

11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  4,057,723

12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                  /X/
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  2.48%

14       TYPE OF REPORTING PERSON*
                  OO

                                  SCHEDULE 13D

CUSIP No.  492386107

1        NAME OF REPORTING PERSON
                  Carl C. Icahn

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                        (a)//
                                                                        (b)/X/

3        SEC USE ONLY

4        SOURCE OF FUNDS*
                  OO

5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                /X/

6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7        SOLE VOTING POWER
                   0

8        SHARED VOTING POWER
                   10,314,100

9        SOLE DISPOSITIVE POWER
                   0

10       SHARED DISPOSITIVE POWER
                   10,314,100


11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   10,314,100


12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                  /X/
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                   6.31%

14       TYPE OF REPORTING PERSON*
                   IN

                                  SCHEDULE 13D

Item 1.  Security and Issuer

         The Schedule 13D filed on March 3, 2005 by the Reporting Persons (as defined herein), relating to the common stock, $1.00 par value (the "Shares"), of Kerr-McGee Corporation, a Delaware corporation (the "Issuer"), as amended by Amendment No. 1 filed on March 11, 2005, Amendment No. 2 filed on March 24, 2005, Amendment No. 3 filed on April 4, 2005 and Amendment No. 4 filed on April 14, 2005, is hereby further amended as set forth below by this Amendment No. 5 to Schedule 13D. The address of the principal executive offices of the Issuer is Kerr-McGee Center, 123 Robert S. Kerr Avenue, Oklahoma City, OK 73102.

Item 3.  Source and Amount of Funds or Other Consideration

Item 3 is hereby amended and restated to read, in its entirety, as follows:

         The aggregate purchase price of the 10,314,100 Shares purchased by High River, Icahn Master and Icahn Partners, collectively, was $759,573,772.70 (including commissions and, with respect to Shares acquired upon exercise of options, including option purchase prices). The source of funding for the purchase of these Shares was the respective general working capital of the purchasers, and, with respect to High River, pursuant to margin accounts in the regular course of business.


Item 5.  Interest in Securities of the Issuer

Item 5 is hereby supplemented as follows:

         (a) The Reporting Persons may be deemed to beneficially own, in the aggregate, 10,314,100 Shares, representing approximately 6.31% of the Issuer's outstanding Shares (based upon the 163,442,818 Shares stated to be outstanding as of March 11, 2005 by the Issuer in the Issuer's definitive proxy statement on
Schedule  14A,  filed with the  Securities  and Exchange  Commission on April 1,
2005).

         (b) High River has sole voting power and sole dispositive power with regard to 2,062,820 Shares. Each of Barberry, Hopper and Carl C. Icahn has shared voting power and shared dispositive power with regard to such Shares. Icahn Master has sole voting power and sole dispositive power with regard to 4,193,557 Shares. Each of Icahn Offshore, CCI Offshore and Carl C. Icahn has shared voting power and shared dispositive power with regard to such Shares. Icahn Partners has sole voting power and sole dispositive power with regard to 4,057,723 Shares. Each of Icahn Onshore, CCI Onshore and Carl C. Icahn has shared voting power and shared dispositive power with regard to such Shares.

         The Reporting Persons may be deemed to be members of a "group" with the JANA Parties within the meaning of Section 13(d)(3) of the Act. As such, the group may be deemed to beneficially own Shares owned by the Reporting Persons and the JANA Parties. Upon information and belief, the JANA Parties, as of the close of business on April 15, 2005, may be deemed to beneficially own 3,530,200 Shares in the aggregate. Accordingly, the 13,844,300 Shares that may be deemed to be beneficially owned in the aggregate by the group constitutes approximately 8.47% of the Shares outstanding. However, neither the fact of this filing nor anything contained herein shall be deemed to be an admission by any of the Reporting Persons that they are the beneficial owners of Shares owned by the JANA Parties.

         (c) The following table sets forth all transactions with respect to Shares effected since the most recent filing on Schedule 13D by the Reporting Persons. All such transactions were effected in the open market and the table includes commissions paid in per share prices.

>
------------------- -------------- ------------------- -------------------
                                     No. of Shares            Price
           Name         Date          Purchased             Per Share
------------------- -------------- ------------------- -------------------
------------------- -------------- ------------------- -------------------
High River          04/14/05                  144,000             79.9192
------------------- -------------- ------------------- -------------------
------------------- -------------- ------------------- -------------------
High River          04/15/05                  270,000             77.7110
------------------- -------------- ------------------- -------------------
------------------- -------------- ------------------- -------------------
Icahn Master        04/14/05                  288,000             79.9192
------------------- -------------- ------------------- -------------------
------------------- -------------- ------------------- -------------------
Icahn Master        04/15/05                  540,000             77.7110
------------------- -------------- ------------------- -------------------
------------------- -------------- ------------------- -------------------
Icahn Partners      04/14/05                  288,000             79.9192
------------------- -------------- ------------------- -------------------
------------------- -------------- ------------------- -------------------
Icahn Partners      04/15/05                  540,000             77.7110
------------------- -------------- ------------------- -------------------

                                    SIGNATURE

         After reasonable inquiry and to the best of each of the undersigned knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: April 18, 2005


                             HOPPER INVESTMENTS LLC

         By:   Barberry Corp.


         By:      /s/ Edward E. Mattner
         Name: Edward E. Mattner
         Title: Authorized Signatory

BARBERRY CORP.


         By:      /s/ Edward E. Mattner
         Name: Edward E. Mattner
         Title: Authorized Signatory


HIGH RIVER LIMITED PARTNERSHIP

By:      Hopper Investments LLC, General Partner

         By:  Barberry Corp., member


         By:  /s/ Edward E. Mattner
              Name: Edward E. Mattner
              Title: Authorized Signatory

ICAHN PARTNERS MASTER FUND L.P.

         By:      /s/ Edward E. Mattner
         Name: Edward E. Mattner
         Title: Authorized Signatory


                [Signature Page of Amendment #5 to Schedule 13D -
                               Kerr-McGee, Inc.]

ICAHN OFFSHORE L.P.

         By:      /s/ Edward E. Mattner
         Name: Edward E. Mattner
         Title: Authorized Signatory

CCI OFFSHORE LLC

         By:      /s/ Edward E. Mattner
         Name: Edward E. Mattner
         Title: Authorized Signatory

ICAHN PARTNERS L.P.

         By:      /s/ Edward E. Mattner
         Name: Edward E. Mattner
         Title: Authorized Signatory

ICAHN ONSHORE L.P.

         By:      /s/ Edward E. Mattner
         Name: Edward E. Mattner
         Title: Authorized Signatory

CCI ONSHORE LLC

         By:      /s/ Edward E. Mattner
         Name: Edward E. Mattner
         Title: Authorized Signatory






/s/ Carl C. Icahn_____________
-----------------
CARL C. ICAHN









                [Signature Page of Amendment #5 to Schedule 13D -
                               Kerr-McGee, Inc.]